UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2021

CERENCE INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39030	83-4177087
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Burlington Woods Drive, Suite 301A Burlington, MA	01803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 362-7300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	CRNC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2021, the non-employee members of the Board of Directors (the “Board”) of Cerence Inc. (the “Company”) unanimously appointed Stefan Ortmanns as President and Chief Executive Officer (and “principal executive officer”) of the Company, effective December 15, 2021. Dr. Ortmanns, age 58, was appointed the Company’s Executive Vice President, Core Products on October 1, 2019 overseeing research and development operations, product management and strategic partnership management. Prior to his appointment, Dr. Ortmanns was with Nuance Communications, Inc. (“Nuance”) and served as its Executive Vice President and General Manager of the Automotive Division from March 2018 until his appointment as the Company’s Executive Vice President. As GM of the Automotive Division of Nuance, Dr. Ortmanns was responsible for conversational AI-powered solutions for the digital car and automotive related services that are used by almost all of the world’s leading automotive manufacturers. He joined Nuance in 2003 and previously held other positions at Nuance including SVP of Engineering and Professional Services for the former Mobile Division. Dr. Ortmanns started working in the speech industry in 1993. Before he joined Nuance, he worked at Philips Speech Processing, Bell Labs, Lucent Technologies, and the University of Technology Aachen. He holds degrees in mechanical engineering, computer science and a Ph.D. in computer science.

In his capacity as President and Chief Executive Officer, Dr. Ortmanns will receive a base salary of EUR 530,000. In addition, Dr. Ortmanns will be eligible to participate in the Company’s Short Term Incentive Plan with a target opportunity equal to 100% of his base salary and a maximum opportunity equal to 200% of his base salary. Further, Dr. Ortmanns will be eligible for a grant of long-term incentive awards under the Company’s 2019 Equity Incentive Plan (the “Plan”), with the type and form of any such awards and the relevant terms and conditions as shall be determined by the Compensation Committee at the time of grant and which shall be no less favorable than the awards to other senior executives of the Company. Subject to the approval of the Compensation Committee, with respect to fiscal year 2022, Dr. Ortmanns will receive a long-term incentive award with a target aggregate value of USD 5,000,000. Such award will consist of 50% time-based restricted stock units and 50% performance-based restricted stock units. The time-based restricted stock units will vest as to one-third on each of the first three anniversaries of the grant date, subject to continued service with the Company through each vesting date. The performance-based restricted stock units will be subject to the terms and conditions for performance-based restricted stock units under the Plan, all as reflected in the applicable form of award agreement. Dr. Ortmanns also will receive a EUR 200,000 sign-on bonus, which will be repayable to the Company if Dr. Ortmanns voluntarily leaves the Company or his employment is terminated for “cause” within the first year following his first date of employment as Chief Executive Officer. It is expected that Dr. Ortmanns will receive a new employment agreement that sets forth the new terms of his employment, and new change of control and severance agreements having terms no less favorable than his existing change of control and severance agreements.

Dr. Ortmanns succeeds Sanjay Dhawan, who resigned as President and Chief Executive Officer and director of the Company on December 14, 2021, effective December 15, 2021. In connection with his departure, Mr. Dhawan entered into a Separation and Release Agreement with the Company (the “Separation Agreement”) under which Mr. Dhawan has agreed to provide transition assistance as requested by the Company for up to twelve months, during which period his existing time-based restricted stock unit awards and initial performance-based restricted stock unit award (at target level) will be eligible for continued vesting. The Separation Agreement also contains a reaffirmation of Mr. Dhawan’s confidentiality obligations to the Company and other restrictive covenants, as well as a general release of claims by Mr. Dhawan.

On December 14, 2021, the Board elected Dr. Ortmanns as a Class III director of the Company to fill the vacancy created by the resignation of Mr. Dhawan from the Board, to hold office for a term expiring at the next annual meeting of stockholders of the Company and until his successor is elected and qualified or until his earlier resignation or removal. The Company will enter into an indemnification agreement with Dr. Ortmanns in substantially the same form entered into with the other directors of the Company.

There are no other arrangements or understandings between Dr. Ortmanns and any other person pursuant to which Dr. Ortmanns was appointed as President and Chief Executive Officer or a director of the Company. Dr. Ortmanns is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

A press release, dated December 15, 2021, announcing the appointment of Dr. Ortmanns as President and Chief Executive Officer of the Company is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Offer Letter, dated December 14, 2021, by and between Cerence Inc. and Stefan Ortmanns

99.1	Press Release issued by Cerence Inc. on December 15, 2021*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERENCE INC.

Date: December 15, 2021	By:	/s/ Leanne J. Fitzgerald
	Name:	Leanne J. Fitzgerald
	Title:	General Counsel and Secretary